Exhibit 10.1

Named Executive Officer	2008 Base Salary	2008 Bonus Target
Henri A. Termeer Chief Executive Officer	$1,580,250	$1,896,300
Earl M. Collier, Jr. Executive Vice President	$558,000	$480,000
Alan E. Smith, Ph.D. Senior Vice President; Chief Scientific Officer	$505,000	$385,000
Peter Wirth Executive Vice President; Chief Legal Officer	$735,000	$480,000
Michael S. Wyzga Executive Vice President; Chief Financial Officer	$510,000	$480,000